EXHIBIT 11

                                                                      BEAR STEARNS COMPANIES INC.

                                                                 STATEMENT RE COMPUTATION OF PER SHARE
                                                                               EARNINGS


                                                                Fiscal Year    Fiscal Year    Fiscal Year
                                                                   Ended          Ended          Ended
                                                               June 30, 1997  June 30, 1996  June 30, 1995
                                                      ------------------------------------------------------
                                                      ------------------------------------------------------
                                                                  (In Thousands, except per share data)
Weighted average common and common equivalent shares
  outstanding (1):

Average Common Stock outstanding                                 120,937        129,636        130,353

Average Common Stock equivalents:
     Common Stock issuable assuming conversion of CAP             26,474         18,800         16,623
        units
     Common Stock issuable under employee benefit plans              437            419            780

                                                      ------------------------------------------------------

Total Weighted Average common and common
     equivalent shares outstanding                               147,848        148,855        147,756
                                                      ======================================================

 Net income                                                    $ 613,330      $ 490,638      $ 240,611

 Preferred Stock Dividend requirements                          (23,833)       (24,493)       (25,137)

 Income adjustment (net of tax) applicable
      to deferred compensation arrangements                       31,800         20,205         12,153
                                                      ------------------------------------------------------

 Adjusted net income                                           $ 621,297      $ 486,350      $ 227,627
                                                      ======================================================

 Earnings per share                                            $    4.20      $    3.27      $    1.54
                                                      ======================================================



  (1) Adjusted to reflect stock Dividends